                                                                    EXHIBIT 10.2
                                ESCROW AGREEMENT


       This Escrow Agreement ("Agreement") is entered into as of this 5th day of January, 1995, by and between the undersigned shareholders (collectively, the "Shareholders") of Ken-Caryl Investment Company ("Ken-Caryl"), Norwest Corporation ("Norwest") and Norwest Bank Minnesota, National Association ("Escrow Agent").

       WHEREAS, Ken-Caryl and Norwest are parties to that certain Agreement and Plan of Reorganization dated as of August 29, 1994 (the "Reorganization Agreement") under which it is contemplated that a wholly-owned subsidiary of Norwest will merge with and into Ken-Caryl (the "Merger") and as a result the Shareholders will receive in exchange for each share of common stock of Ken-Caryl, par value $1.00 per share ("Ken-Caryl Common Stock") owned by such Shareholder immediately prior to the Effective Time of the Merger (as defined in the Reorganization Agreement), a number of shares of common stock of Norwest, par value $1-2/3 per share ("Norwest Common Stock") as more specifically set forth in the Reorganization Agreement, and

       WHEREAS, the Shareholders will derive substantial benefit from the transactions contemplated by the Reorganization Agreement, and

       WHEREAS, the Shareholders and Ken-Caryl are parties to litigation, entitled Vectra Bank of Lakewood, N.A. vs. Frank O. Starr III, Estate of Frank
  O. Starr II, Velma N. Starr, Ken-Caryl Investment Co., et. al. pending in District Court in Rawlins County, Kansas (the "Vectra Matter"), and

       WHEREAS, the Reorganization Agreement provides that if the Vectra Matter has not been finally resolved at the Effective Time of the Merger, a number of shares of Norwest Common Stock will be held in escrow pursuant to the terms of an escrow agreement as more specifically set forth in the Reorganization Agreement.

       NOW, THEREFORE, in consideration of the foregoing, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

       1. Deposit of Shares. Immediately following the Effective Time of the Merger Norwest shall deposit 5,333 shares (the "Escrow Shares") of Norwest Common Stock (or such other number of shares as may result from Norwest Common Stock adjustments made pursuant to paragraph 1(b) of the Reorganization Agreement) with the Escrow Agent. The Escrow Shares shall be deposited in the form of nine (9) separate certificates, in the names, denominations and proportions set forth below:

              Shareholder         Escrow Shares    Percentage
              -----------         -------------    ----------

            Velma N. Starr             2,566          48.11
            Frank O. Starr III           960          18.00
            Kim K. Starr                 532           9.98
            Jon H. Starr                 389           7.30
            Todd M. Starr                389           7.30
            Jay G. Starr                 389           7.30
            Daniel Starr                  36           0.67
            Samuel Starr                  36           0.67
            Isabel Starr                  36           0.67

            TOTAL                      5,333         100.00

  Because the Escrow Shares will be registered in the names of the respective Shareholders, cash dividends will be paid directly to the Shareholders.

       2. Disbursement. The Escrow Agent shall distribute the Escrow Shares to Norwest and the Shareholders upon a joint written notice from Norwest and the Shareholders to the Escrow Agent pursuant to paragraph 5 below, indicating that the following terms have been completed:

            a. The Vectra Matter has been finally resolved by the entry of a final judgment from which no further appeal may be taken, by settlement or otherwise.

            b. The aggregate dollar amount paid by Ken-Caryl to resolve the Vectra Matter (including the amount of any judgment or settlement, accrued interest thereon, costs assessed and attorneys fees of any party to the Vectra Matter) has been determined.

  The Escrow Agent shall distribute to Norwest a portion of the Escrow Shares determined by dividing the aggregate dollar amount paid by Ken-Caryl to resolve the Vectra Matter (as set forth in the notice given pursuant to paragraph 2(b) above) by $27, and rounding to the nearest full share. The shares distributed to Norwest shall be taken from the shares registered in the names of the respective Shareholders in as close to the proportions set forth in paragraph 1 above as possible, rounded to the nearest full share.

  The Escrow Agent shall distribute the balance, if any, of the Escrow Shares, standing in the name of each respective Shareholder to the respective Shareholder.

  If no such written notice has been received by the Escrow Agent on or before January 5, 2000, then the Escrow Agent shall transfer the Escrow Shares to Norwest.

       3. Duty of the Escrow Agent. The only duties of the Escrow Agent under this Escrow Agreement shall be those described herein, and Escrow Agent shall be under no obligation to determine whether the other parties hereto are complying with any requirements of law or the terms and conditions of any other agreement among the parties. Escrow Agent may conclusively rely upon, and shall be protected in acting upon, any notice, consent, order or other document believed by it in good faith to be genuine and to have been signed or presented by the proper party, consistent with the reasonable use of due diligence on the part of the Escrow Agent. Escrow Agent shall have no other duty or liability to verify any such notice, consent, order or other document, and its sole responsibility shall be to act as expressly set forth in this Escrow Agreement. If any dispute arises with respect to the disbursement of the Escrow Shares, or any portion thereof, Escrow Agent may continue to hold the same or, in the alternative, file an interpleader action in the Colorado District Court in Denver, Colorado and deposit therein all Escrow Shares in the possession of Escrow Agent pursuant hereto and shall have no further duties or responsibilities under this Escrow Agreement.

       4. Indemnity. The Shareholders hereby jointly and severally indemnify and hold harmless the Escrow Agent from and against any and all loss, liability, cost, damage and expense including, without limitation, reasonable attorneys' fees, which the Escrow Agent may suffer or incur by reason of any action, claim or proceeding brought against the Escrow Agent arising out of or relating in any way to this Escrow Agreement or any transaction to which this Escrow Agreement relates unless such action, claim or proceeding is the result of gross negligence of the Escrow Agent. The Escrow Agent may consult legal counsel in respect of any question arising under this Escrow Agreement, and the Escrow Agent shall not be liable for any action taken or omitted in good faith upon advice of such counsel.

       5. Notices. Any notices or consents required or permitted by this Escrow Agreement shall be in writing and shall be deemed delivered, if sent by First Class Mail postage prepaid, delivered in person or sent by certified mail, postage prepaid, return receipt requested, as follows, unless such address is changed by written notice hereunder:

       If to the Escrow Agent:

            Norwest Bank Minnesota, N. A.
            Norwest Center
            Corporate Custody Services, 9th Floor
            Sixth and Marquette
            Minneapolis, MN 55479-0065
            Attention: Dan Mruz

       If to the Shareholders:

            Frank O. Starr III
            10265 Baneberry Place
            Highland Ranch, CO 80126

       If to Norwest:

            Norwest Corporation
            Sixth and Marquette
            Minneapolis, MN 55479-1026
            Attention:  Secretary

       6.  Miscellaneous.

            a. This Escrow Agreement shall be construed, performed and enforced in accordance with the laws of the State of Colorado without giving effect to the principles of conflicts of laws therein. Each party hereby consents to the personal jurisdiction and venue of Colorado District Court, located in Denver, Colorado.

            b. This Escrow Agreement contains the entire understanding of the parties hereto with respect to the escrow contemplated hereby and supersedes and replaces all prior and contemporaneous agreements and understandings, oral or written, with regard to such escrow.

            c. This Escrow Agreement may be amended or modified only by written instrument executed by the parties hereto, or in the case of a waiver, by the party waiving compliance. Any waiver of any condition or breach of any provision contained in this Escrow Agreement in any one or more instances shall not be deemed or construed as a further or continuing waiver of any such condition or breach of provision of this Escrow Agreement.

            d. This Escrow Agreement shall inure to the benefit of and shall be binding upon the respective successors and assigns of the parties hereto; however, the Escrow Agent shall not be permitted to assign its obligations hereunder without the prior written consent of the Shareholders and Norwest.

       7. Escrow Fee. Norwest agrees to pay to the Escrow Agent an escrow fee equal to $1,100 per annum.

       IN WITNESS WHEREOF, the parties hereto have caused this Escrow Agreement to be executed as of the date set forth above.


  NORWEST BANK MINNESOTA,
       NATIONAL ASSOCIATION             /s/ Velma N. Starr
                                        -----------------------------------
                                        Velma N. Starr

  By:  /s/ Daniel J. Mruz               /s/ Frank O. Starr III
       --------------------------       -----------------------------------
                                        Frank O. Starr III
  Its:   Assistant Vice President
         ------------------------       /s/ Kim K. Starr
                                        -----------------------------------
                                        Kim K. Starr

  NORWEST CORPORATION                   /s/ Jon H. Starr
                                        -----------------------------------
                                        Jon H. Starr

  By:  /s/ Margaret L. Halfman          /s/ Todd M. Starr
       --------------------------       -----------------------------------
                                        Todd M. Starr
  Its:   Assistant Secretary
         -------------------            /s/ Jay G. Starr
                                        -----------------------------------
                                        Jay G. Starr

                                        /s/ Jon H. Starr for Daniel Starr
                                        -----------------------------------
                                        Daniel Starr

                                        /s/ Todd M. Starr for Samuel Starr
                                        -----------------------------------
                                        Samuel Starr

                                        /s/ Jon H. Starr for Isabel Starr
                                        -----------------------------------
                                        Isabel Starr